Exhibit 5.1

April 16, 2012

Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, TX   77027

Re:           Lucas Energy, Inc. Prospectus Supplement No. 1 to Shelf Registration
Statement on Form S-3 (File No. 333-179980)

Ladies and Gentlemen:

We have acted as special Nevada counsel to Lucas Energy, Inc., a Nevada corporation (the "Company") in connection with the preparation and filing by the Company on March 7, 2012, of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), the Prospectus filed in connection therewith (the "Prospectus") and the Prospectus Supplement No. 1 thereto filed on or about April 16, 2012 (the "Prospectus Supplement").  The Prospectus Supplement relates to the issuance and sale of up to 3,500,000 units (the "Units") at a price of $2.00 per Unit, each Unit containing one share of the Company's common stock (“Common Stock”), par value $0.001 per share (the "Shares"), and one warrant to purchase 0.35 share of the Common Stock with an exercise price of $2.30 per share (the "Warrants").  The Units will be sold pursuant to subscription agreements (the "Subscription Agreements") with investors ("Investors").  The issuance and sale of the Units shall be referred to in this letter as the "Offering".  The shares of the Company's Common Stock to be issued pursuant to the Warrants are hereinafter referred to as the "Warrant Shares".

In connection with the opinions rendered in this letter, we have examined only the following documents:

a.	Copies of the following documents concerning the company filed with the Nevada Secretary of State (collectively the “Articles”):
(i)	Articles of Incorporation of Panorama Investments Corp. filed December 16, 2003;

Lucas Energy, Inc.
April 16, 2012

(ii)	Certificate of Amendment changing the Company's name to Lucas Energy, Inc., and splitting the Company’s stock filed June 1, 2006;
(iii)	Certificate of Change pursuant to NRS 78.209 filed January 17, 2008;
(iv)	Articles of Exchange filed December 11, 2009;
(v)	Amendment to Articles of Incorporation increasing the Company's authorized capital filed April 13, 2010;
(vi)	Amendment to Articles of Incorporation providing for preferred stock filed January 10, 2011;
(vii)	Certificate of Designation designating the rights, privileges and provisions of Preferred Stock filed November 10, 2011; and
(viii)	Certificate of Designation designating the rights, privileges and provisions of Preferred Stock filed December 29, 2011.

b.	The Bylaws of the Company as filed with Form 10SB12B Registration Statement filed with the SEC on May 20, 2005 (the "Bylaws");

c.	Certificate of Existence with Status in Good Standing with respect to the Company issued by the Nevada Secretary of State on March 6, 2012;

d.	Consent to Action Without Meeting of the Board of Directors of the Company dated March 6, 2012, relating to the sale of the Securities (the "March 6, 2012 Consent");

e.	The Registration Statement;

f.	Minutes of the March 27, 2012 Meeting of the Board of Directors of the Company approving the sale of up to $10 Million of the Company's securities (the "Minutes");

g.            the Prospectus Supplement;

h.            the form of Subscription Agreement;

i.             the form of Common Stock Purchase Warrant; and

j.
the Secretary’s Certificate of K. Andrew Lai, the Secretary of the Company, dated April 4, 2012, certifying copies of the Articles, Bylaws, the Consent, the Board Minutes and other documents and matters related thereto.

The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

Lucas Energy, Inc.
April 16, 2012

A.           In our examination of the above documents, we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents, certificates and instruments submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and, except as to the Company, the due execution and delivery of all documents, certificates and instruments where due execution and delivery are a prerequisite to the effectiveness thereof.

B.           Our opinion is based upon the facts as of the date hereof and assumes no event will take place in the future which would affect the opinions set forth herein.  We assume no duty to communicate with you with respect to any change in law or facts which comes to our attention hereafter.

C.           We have made such examination of Nevada law as we have deemed relevant for purposes of this opinion.  We do not purport to be experts in the laws of any state other than Nevada and, accordingly, we express no opinion herein as to the laws of any state or jurisdiction other that the State of Nevada.  We express no opinion as to the enforceability of the Subscription Agreements.  We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.  Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

D.           We have also assumed that (i) the effectiveness of the Registration Statement and any amendments thereto (including the Prospectus Supplement) has not been terminated or rescinded, (ii) the Prospectus Supplement has been prepared and filed with the Commission describing the Units offered thereby, (iii) the Units have been issued and sold in compliance with applicable United States federal and state securities laws, and (iv) the Subscription Agreements have been duly executed and delivered by the Investors and the Company.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion under Nevada law that, (a) with respect to the Shares being registered under the Prospectus Supplement, when the Shares have been delivered by the Company upon payment therefor pursuant to the terms of the Subscription Agreements with the Investors and the Prospectus Supplement, the Shares will be validly issued, fully paid and non-assessable; (b) with respect to the Warrants being registered under the Prospectus Supplement, when the Warrants have been issued in a form included as an exhibit to the Subscription Agreement and have been duly executed, countersigned and delivered upon the purchase and payment in full therefor as contemplated by the Subscription Agreement and the Prospectus Supplement, the Warrants will be validly issued, fully paid and non-assessable; and (c) the Warrant Shares have been duly and validly authorized and, when issued upon the exercise of the Warrants pursuant to the Common Stock Purchase Warrants and fully paid for, will be validly issued, fully paid and non-assessable.

Lucas Energy, Inc.
April 16, 2012

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement, the Prospectus, the Prospectus Supplement or as an exhibit to a Form 8-K describing the Offering (and any amendment thereto).  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement, the Prospectus and the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 17 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

JPF:jan